UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 04, 2018

APOTHECA BIOSCIENCES, INC.

(Exact name of registrant as specified in charter)

Nevada	000-55467	47-2055848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10901 Roosevelt Blvd, Suite 1000c Saint Petersburg, Florida	33716
(Address of principal executive offices)	(Zip Code)

(720) 370-3554

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

Adoption of Stock Option Plan

On August 31, 2018, the Board of Directors (the “Board”) and the majority shareholders of Apotheca Biosciences, Inc. (the “Company”) adopted the Apotheca Biosciences 2018 EQUITY INCENTIVE PLAN (the “Plan”). The Board adopted the Plan to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

A maximum 17,071,500 shares of Company’s common stock, par value $0.0001 per share (the “Common Stock”) may be issued or delivered pursuant to awards under the Plan, and such number of shares have been reserved for issuance. The authorized shares under the Plan may be subject to adjustment in the event of any equity restructuring or other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction.

The Plan provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan is currently administered and interpreted by the full Board. The Board has full and final authority in its discretion to take all actions it determines are necessary in the administration of the Plan, including, without limitation, discretion to: select award recipients; determine the sizes and types of awards; determine the terms and conditions of awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any award, or accelerate the vesting or exercisability of any award, in a manner consistent with the Plan; construe and interpret the Plan and any award agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Board deems appropriate. To the extent permitted by applicable law, the Board may, in its discretion, delegate any of its authority under the Plan to one or more committees of the Board.

Each of the Company’s employees, directors, and consultants is eligible to participate in the Plan. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible employees, directors and consultants those to whom awards are to be granted and may determine, in its sole discretion, the nature of any and all terms permissible by applicable law and the amount of each award.

The exercise price per share of a stock option granted under the Plan must be no less than 100% of the “fair market value” of a share of Common Stock on the date of grant.

Any incentive stock option granted under the Plan to a person owning more than 10% of the total combined voting power of all classes of the Company’s stock must be at a price of no less than 110% of the fair market value per share on the date of grant, and the term of such an incentive stock option must not exceed five years from the date of grant.

If a Plan participant’s employment or service is terminated for cause, then the participant must forfeit all awards granted under the Plan to the extent then held by the participant. Such participant must also return all shares that the participant has not disposed of that had been acquired pursuant to all awards granted under the Plan, in exchange for payment by the Company of any amount actually paid for such shares by the participant.

In the event of a change in control of the Company, the Board may take such actions as it deems necessary or desirable with respect to any awards outstanding on the date of the change in control, including, among other things, acceleration of vesting, settlement, and/or exercisability of an awards, payment of cash in exchange for cancellation of an award, cancellation of stock options, or issuance of substitute awards.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing description of the Stock Option Agreements and the Restricted Stock Unit Agreements are qualified in their entireties by reference to the full text of such agreements, forms which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1      2018 Equity Incentive Plan

10.3      Stock Option Agreement

10.4      Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOTHECA BIOSCIENCES IN

Date: September 04, 2018	By:	/s/ Saeed Talari
Saaed Talari, Chairman & Acting CEO